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                        EQUITRUST LIFE INSURANCE COMPANY
            5400 UNIVERSITY AVENUE, WEST DES MOINES, IOWA 50266-5997

                             WAIVER OF CHARGES RIDER

           This rider is part of the policy to which it is attached.

SECTION 1 - DEFINITIONS

1.1 YOU OR YOUR
means the person whose life is insured under the policy.

1.2 EFFECTIVE DATE
means the date shown for this rider on the policy data page of the policy.

1.3 TOTAL DISABILITY
means continuous total disability caused by injury or sickness which:

a) starts after the effective date of this rider and while this rider is in force;

b) starts before the policy anniversary on which you are age 65 while this rider is in force; and

c) prevents you from engaging in the substantial and material duties of an occupation:

     i) For the first 24 months of such total disability, occupation means your occupation at the time such total disability began.

     ii) After 24 months of such total disability, occupation means any gainful occupation for which you are reasonably fitted by education, training or experience.

To be considered disabled you must be under the care of a physician and receiving appropriate treatment. You will not be considered totally disabled for any period during which you are engaged in any occupation for wage or profit or for any period that you are not under the care of a physician.

1.4 WAITING PERIOD
means the number of days at the beginning of a period of total disability before benefit payments begin.

1.5 COMPLICATIONS OF PREGNANCY
mean conditions whose diagnoses are distinct from normal pregnancy but are adversely affected by pregnancy or are caused by pregnancy. These include, but are not limited to acute nephritis, cardiac decompensation, toxemia, eclampsia, non-elective abortion, caesarean section and ectopic pregnancy which is terminated.

Complications of pregnancy do not include false labor, occasional spotting, rest prescribed by a doctor, morning sickness, pre-eclampsia, or similar conditions which make a pregnancy difficult but do not constitute a medically distinct pregnancy complication. Elective induced abortion is also not a complication of pregnancy.

SECTION 2 - THE CONTRACT

2.1 DISABILITY BENEFIT
We will waive the payment of monthly deductions under the policy during your continuous total disability:

a) if the policy and this rider are in force on the date you become totally disabled with all monthly deductions paid;

b)   upon receipt by us of due proof of your total disability;

c)   after a 90 day waiting period; and

d)   subject to the terms and conditions of the policy and this rider.

2.2 AMOUNTS TO BE WAIVED
The waiting period begins on the date that you become totally disabled. Monthly deductions falling due after the waiting period will be waived during the insured's continuous total disability. After the waiting period is satisfied, monthly deductions that were due and paid during the waiting period will be refunded. Monthly deductions are waived until total disability ends. If a monthly deduction is in default, benefits will be allowed if:

a) your total disability began before the due date or during the grace period of the monthly deduction in default;

b)   notice of claim was given within one year after such due date; and

c)   the first monthly deduction in default is paid


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with interest not to exceed 6% per year if your total disability began during the grace period of such monthly deduction.

2.3 CLAIM PROCEDURES
Before any monthly deduction is waived, written notice of claim and proof of total disability must be received by us:

a)   while you live;

b)   while your total disability continues; and

c)   no later than one year after this rider terminates.

Waiver of any monthly deduction will be subject to the following rules:

a) We may require a medical examination by a physician of our choice, at our expense.

b) If you fail to give us notice and proof of your total disability on time, your rights to benefits will not be impaired if you prove you complied as soon as reasonably possible.

2.4 PROOF OF CONTINUING DISABILITY
You must furnish proof, as often as we request, that your total disability continues. We may require a medical examination by a physician of our choice, at our expense, as part of such proof.

2.5 RISKS NOT ASSUMED
No monthly deduction will be waived if your disability results from:

a) suicide or any attempt at suicide, whether sane or insane, or any intentionally self-inflicted injury;

b)   war or any act of war, whether declared or undeclared;

c)   committing or trying to commit a felonious act;

d)   service while a member of any armed forces; or

e)   pregnancy or childbirth except complications of pregnancy.

2.6 TERMINATION
All rights and benefits under this rider will terminate on the earliest of:

a) the policy anniversary on which you are age 65 (but this will not affect a claim which began before such date);

b)   the owner requests that the policy or this rider be cancelled;

c) the grace period specified in the policy ends without payment of the monthly deductions, except as provided in the amounts to be waived provision;

d)   the continuation of the policy in force under a cash value option; or

e)   conversion, expiry, maturity or termination of the policy.

2.7 POLICY PROVISIONS APPLY
The incontestable clause and cash value benefits provision of the policy, if any, will not apply to this rider. All other provisions of the policy not in conflict with this rider will apply to this rider. In the event of a conflict between the provisions of the policy and this rider, the provisions of this rider will prevail.

SECTION 3 - MONTHLY DEDUCTIONS AND REINSTATEMENT

3.1 MONTHLY DEDUCTIONS
The table of percentages of monthly deductions for this rider as shown herein are to be deducted on the same dates, in the same manner, and under the same conditions as monthly deductions for the policy to which this rider is attached. Monthly deductions for this rider are due until this rider terminates. The monthly deductions for this rider are based on your attained age at the beginning of each policy year. Any monthly deductions deducted after termination, as provided in this rider, will not continue this rider in force and will be refunded. The table on the following page shows the monthly deduction as a percentage of the cost of insurance and charges for all additional benefit riders attached to this policy

3.2 REINSTATEMENT
This rider may be reinstated along with the policy subject to the requirements of the policy and the following:

a) You must provide proof of your good health and insurability satisfactory to us.

b) All unpaid monthly deductions must be paid with interest. We will set the interest rate, but it will not exceed 6% per year.

/s/ Craig A. Lang
        President


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                             TABLE OF PERCENTAGES OF
                    MONTHLY DEDUCTIONS FOR WAIVER OF CHARGES
                             FOR STANDARD RATE CLASS
           (APPLIES ONLY IF WAIVER OF CHARGES RIDER IS ATTACHED TO THE
         POLICY. FOR SUBSTANDARD CLASSES TAKE RATING ON POLICY DATA PAGE
                                TIMES THE PREMIUM
                      OBTAINED BY USING PERCENTAGES BELOW.)

           MALE          MALE         FEMALE       FEMALE                   MALE         MALE        FEMALE       FEMALE
           NON-                        NON-                                 NON-                      NON-
          TOBACCO      TOBACCO        TOBACCO      TOBACCO                 TOBACCO      TOBACCO      TOBACCO      TOBACCO
AGE        RATE          RATE          RATE         RATE        AGE         RATE         RATE         RATE         RATE
18         4.6%           6.1%         9.3%         12.6%       42          6.5%         8.9%         11.3%        15.4%
19         4.6            6.1          9.3          12.6        43           6.9          9.3         11.5         15.6
20         4.6            6.1          9.3          12.6        44           7.2          9.7         11.8         16.1
21         4.6            6.1          9.3          12.6        45           7.5         10.1         12.2         16.6
22         4.6            6.1          9.3          12.6        46           7.8         10.5         12.6         17.0
23         4.6            6.1          9.3          12.6        47           8.1         10.9         12.9         17.6
24         4.6            6.1          9.3          12.6        48           8.4         11.3         13.3         18.1
25         4.6            6.1          9.3          12.6        49           8.7         11.8         13.7         18.6
26         4.8            6.5          9.3          12.6        50           9.1         12.2         14.1         19.2
27         4.8            6.5          9.3          12.8        51           9.4         12.7         14.6         19.8
28         4.8            6.5          9.5          13.0        52           9.8         13.2         15.0         20.4
29         4.8            6.5          9.5          13.0        53          10.2         13.8         15.5         21.0
30         4.8            6.5          9.8          13.2        54          10.6         14.3         15.9         21.6
31         5.0            6.7          9.8          13.2        55          11.0         14.9         16.4         22.2
32         5.0            6.7          9.8          13.2        56          11.5         15.5         16.9         22.9
33         5.2            6.9         10.2          13.7        57          11.9         16.1         17.4         23.6
34         5.2            7.2         10.2          13.7        58          12.4         16.7         17.9         24.3
35         5.4            7.4         10.2          13.7        59          12.9         17.4         18.5         25.0
36         5.4            7.4         10.2          13.9        60          13.4         18.1         19.0         25.8
37         5.6            7.6         10.2          13.9        61          14.0         18.8         19.6         26.6
38         5.6            7.6         10.4          14.1        62          14.5         19.6         20.2         27.4
39         6.1            8.0         10.6          14.3        63          15.1         20.4         20.8         28.2
40         6.1            8.0         10.8          14.5        64          15.7         21.2         21.4         29.0
41         6.1            8.5         11.1          14.7
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